EXHIBIT 21.1

SUBSIDIARIES OF GOLUB CAPITAL BDC, INC.

Name	Jurisdiction
Golub Capital BDC Holdings, LLC	Delaware
GCIC Holdings LLC	Delaware
Golub Capital BDC CLO 8 Depositor LLC	Delaware
Golub Capital BDC CLO 8 LLC	Delaware
GBDC Holdings Coinvest, Inc.	Delaware
GBDC Holdings ED Coinvest, Inc.	Delaware
GCIC North Haven Stack Buyer Coinvest, Inc.	Delaware
Golub Capital 3 Holdings, LLC	Delaware
GBDC 3 Funding LLC	Delaware
Golub Capital BDC 3 ABS 2022-1 Depositor LLC	Delaware
Golub Capital BDC 3 CLO 2 Depositor LLC	Delaware